                                                                       Exhibit 8

                                ACQUISITION AGREEMENT


                    PURCHASE OF QUANTUM CHEMICAL COMPANY'S ASSETS
                          FOR FIX-CORP INTERNATIONAL'S STOCK

    THIS AGREEMENT, executed on the date (or dates) set forth below, by and between:

    FIX-CORP INTERNATIONAL, Inc., a Delaware corporation with its principal place of business located at 27040 Cedar Road, Suite 218, Beachwood, Ohio 44122, acting through its authorized agent Sherry Durst, and hereafter referred to as interchangeably as "Fix-Corp International, Inc." or "Purchaser";

                                       - and -

    FIX-COR INDUSTRIES, Inc., a Delaware corporation with offices at 27040
Cedar Road, Suite 218, Beachwood, Ohio 44122, and with a plastics recycling plant located at Mid-Ohio Industrial Part, 1835 James Parkway, Heath, Ohio 43065, formerly known as Quantum Chemical Company, acting through its authorized agent Gary DeLorentis and hereafter referred to as "Fix-Cor";

                                       - and -

    Mark Fixler, an individual residing at 6758 Bramblewood Lane, Mayfield, Village 44143, acting on his behalf and hereafter referred to as the "Stockholder";

Declare as their mutual intent and purpose as follows.

                                      RECITALS:

    WHEREAS, Fix-Corp International, Inc. and Quantum Chemical Corporation, a Virginia corporation with its principal offices at 11500 Northlake Drive, Cincinnati, Ohio 45249 entered into a Purchase and Sale Agreement for the Quantum Resource Recovery plant located at Heath, Ohio, involving Quantum's post-consumer plastic recycling business and said Purchase and Sale Agreement was consummated on December 16, 1996. A copy of said Purchase and Sale Agreement is hereby attached and labeled Exhibit A.; and

    WHEREAS, Fix-Corp International lacked the financial capacity to consummate this transaction by itself and, because of this lack of capacity, Mark Fixler, Stockholder herein and the President of Fix-Corp International, was engaged in a personal capacity and was asked to sign and in fact did sign as Guarantor on a Loan and Security Agreement with Gordon Brothers Capital Corporation, a Delaware corporation with its principal office located at 40 Broad Street, Boston, Massachusetts 02109 and, without Mr. Fixler's signature on this Loan and Security Agreement, the transaction between Fix-Corp International, Inc. and Quantum Chemical Corporation would not have been consummated. A copy of the Loan and Security Agreement is attached and labeled Exhibit B; and

    WHEREAS, Fix-Corp International, Inc. has established a wholly owned subsidiary called Fix-Cor Industries, Inc. and Fix-Cor Industries purpose for existing is to operate the assets and the business acquired from Quantum Chemical Corporation on behalf of Fix-Corp International, Inc.; and

    WHEREAS, Fix-Corp International, Inc. desires to compensate Mark Fixler, Stockholder herein, for his assistance in the procurement of financing for the acquisition of Quantum Chemical Company assets and, in addition to providing compensation for Stockholder's guarantee, Purchaser further desires to acquire all legal and equitable interest acquired by Stockholder in said Quantum Chemical Company assets, thereby vesting full legal and equitable title in said Quantum Chemical Company with Fix-Corp International, Inc., Purchaser herein; and

    WHEREAS, Purchaser further desires to transfer all assets acquired from Quantum Chemical Company and place said assets with Fix-Cor Industries, Inc.;

    WHEREAS, Purchaser further desires to accomplish its acquisition of all legal and equitable interest held by Stockholder, Mark Fixler, through a noncash transaction involving an exchange of restricted Common Stock with par value of $0.001 per share; and

    WHEREAS, Stockholder is also amenable to accepting a block of Restricted Common Stock with par value of $0.001 and with market value, calculated pursuant to the terms set forth below, of six million dollars ($6,000,000); and

    WHEREAS; Fix-Cor is agreeable to accepting all assets acquired from Quantum Chemical Corporation and operating said assets on behalf of Purchaser and for Purchaser's benefit, pursuant to the terms and conditions set forth below;

    NOW, THEREFORE, in exchange for the above covenants and with all Parties intending to be legally bound, Purchaser hereby agrees to convey, transfer and vest Fix-Cor Industries with all assets acquired by Purchaser from Quantum Chemical Company and Purchaser further agrees to acquire all legal and equitable interest held by Stockholder in said Quantum Chemical Company assets in exchange for the Purchaser's restricted voting common stock, pursuant to the terms and conditions which follow.

                            REPRESENTATIONS AND WARRANTIES
                              OF FIX-COR AND STOCKHOLDER

Section One : Fix-Cor and Stockholder represent and warrant to Purchaser as follows:

Section 1.01 Organization and Qualification

    (a) Fix-Cor possesses the requite personnel and knowledge to operate all the assets and properties formerly known and referred to as Quantum Resource Recovery plant and acquired from Quantum Chemical Company, and said assets and properties are listed in Exhibit C.


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

Other than the assets of Quantum Chemical Company, Fix-Cor is operating and engaging in no other business or economic enterprise of any nature whatsoever and Fix-Cor further warrants that it has no subsidiaries or affiliates (excluding Purchaser) which are engaging in any other enterprise or business activity.

    (b) Fix-Cor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all pertinent governmental authorities to own, lease, license, and use its properties and assets, and to carry on the business in which it is now engaged and the business in which it contemplates engaging. Fix-Cor is duly qualified to transact the business in which it is engaged and is in the process of applying for good standing as a foreign corporation in Ohio, and it is further warranted that said application of good standing from Ohio will be perfunctorily granted once a Franchise Tax return is filed.

Section 1.02  Capitalization

    (a) The authorized capital stock of Fix-Cor consists of one thousand (1,000) shares of common stock, par value $0.001 per share ("Fix-Cor Common Stock"), of which one thousand shares are outstanding. Each outstanding share of Fix-Cor Common Stock is validly authorized, validly issued, fully paid, and subject to any liability imposed by Section 630 of the New York Business Corporation Law, nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by Purchaser in accordance with the following table:

         NAME OF STOCKHOLDER                NUMBER OF SHARES

    Fix-Corp International, Inc.                 1,000

    (b) There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Fix-Cor, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Fix-Cor. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Fix-Cor.

Section 1.03  Financial Worth

    (a) The following appraisals of the Quantum Chemical Company are hereby attached and labeled as set forth below.

    (1) An appraisal prepared for Quantum Chemical Company by Selvage & Associates, a firm located on 1506 White Road in Grove City, Ohio 43123, signed by Butch Selvage and dated February 8, 1996 (Exhibit D); and


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

    (2) An appraisal prepared for Purchaser by Wilber W. Wilson, real estate appraiser whose business is located at 25 South Park Place, Suite 105, Newark, Ohio 43055 signed by Wilber Wilson and Kerry Progtor, and dated December 23, 1996 (Exhibit E).

    (b) Since January 8, 1997, during which time Fix-Cor operated the assets and properties of Quantum Chemical Company on behalf of Purchaser in a de facto capacity, Fix-Cor warrants that:

    (1) There has been no material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Cor; and the plastics recycling business has operated profitably.

    (2) Fix-Cor has not authorized, declared, paid, or effected any dividend, or liquidating or other distribution, in respect of its capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of that stock.

    (3) The operations and business of Fix-Cor have been conducted in all respects only in the ordinary course.

    (4) Management of Fix-Cor reasonably believes that the plastic recycling operations will meet or exceed the pro forma statements and, further, management of Fix-Cor is not aware of any purchase order or quotation for the future sale of the plastic products produced by Fix-Cor which will not be profitable.

    (5) Fix-Cor has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

    (6) Management of Fix-Cor further asserts that there are no known facts to Fix-Cor which would materially affects in an adverse manner, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Cor; provided, however, that Fix-Cor expresses no opinion as to political or economic matters of general applicability.

Section 1.04  Tax and Other Liabilities

    (a) Fix-Cor has no liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, other than the following:

    (1) Liabilities for which full provision has been made on the last interim balance sheet ("Last Balance Sheet") as of February 29, 1997 (hereafter referred to as the "Last Balance Sheet Date"); and

    (2) Other liabilities arising since the Last Balance Sheet Date and prior to the Closing in the ordinary course of business (which shall not include liabilities to customers on account of


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

defective products or services) which are not inconsistent with the representations and warranties of Fix-Cor or Stockholder or any other provision of this Agreement.

Section 1.05  Litigation and Claims

    (a) There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect or any basis therefor known to Fix-Cor or to Stockholder with respect to the assets and properties formerly known as Quantum Chemical Company. Fix-Cor is not affected by any present or threatened strike or other labor disturbance nor, to the knowledge of Fix-Cor, is any union attempting to represent any employee of Fix-Cor as collective bargaining agent. Fix-Cor is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is Fix-Cor required to take any action in order to avoid such a violation or default.

Section 1.06  Properties

    (b) Quantum Chemical Company has passed good and marketable title in fee simple absolute to Fix-Cor for all real properties and good title to all other properties and assets used in their business or formerly owned by them, except for permanent easements to a railroad siding and access to a truck scale plus other properties (if any) operated pursuant to a license, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.

    (a) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred.

    (b) All inventory of raw materials and work in process of Fix-Cor is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of Fix-Cor, as the case may be. In no event do the inventories represent more than a 1 month supply measured by the projected volume of sales or use for the year ended December 31, 1997, predicated upon the pro forma operating statements referenced herein. All inventory is merchantable and fit for the particular purpose for which it is intended.

    (c) Attached as Exhibit F is a true and complete list of all real and other properties and assets owned, leased, or licensed to Fix-Cor (including inventory but not including Intangibles, as defined in Section 1.09), including, with respect to properties and assets owned by Fix-Cor, a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and, with respect to properties and assets leased or licensed by Fix-Cor, a description of that lease or license. All real and other properties and assets (including Intangibles) owned by Fix-Cor are reflected on the Last Balance Sheet (except for acquisitions subsequent to the Last Balance Sheet Date and prior to the Closing which are either noted on Exhibit B or C or are approved in writing by the Purchaser). All real and other tangible properties and assets owned, leased, or licensed by Fix-Cor are in good


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

and usable condition (which is herein defined as reflecting reasonable wear and tear which does not adversely affect the operation of the business of Acquired Corporation or of that Subsidiary excepted).

    (d) No real property owned, leased, licensed, or used by Fix-Cor is, or to the knowledge of Fix-Cor will be subject to zoning, use, or building code restrictions which would prohibit its use in the commercial business in which Fix-Cor is engaged, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, or use of that real property in the business in which Fix-Cor is now engaged or the business in which it contemplates engaging.

    (e) The real and other properties and assets (including Intangibles) owned, leased or licensed by Fix-Cor constitute all properties and assets which are necessary to the business of recycling plastic as presently conducted and as it is contemplated conducting in the foreseeable future.

Section 1.07  Contracts and Other Instruments

    (a) Exhibit G, titled List of Contracts, Agreements and Instruments and Arrangements, accurately and completely sets forth the information required to be contained therein with respect to Fix-Cor, identifying whether the matter disclosed therein relates to Fix-Cor or to Stockholder.

    (1) The certificate of incorporation (or other charter document) and By-laws of Fix-Cor and all amendments thereto, as presently in effect, certified by the Secretary of the corporation, and

    (b)  The following, initialed by the chief executive officer of Fix-Cor:

    (i) true and correct copies of all contracts, agreements, and instruments referred to in Exhibit G;

    (ii) true and correct copies of all leases and licenses (if any); and

    (iii)true and correct written descriptions of all supply, distribution, agency, financing, or other arrangements or understandings referred to in Exhibit G.

    (c) Neither Fix-Cor, nor to the knowledge of Fix-Cor or Stockholder, any other party to any of those contracts, agreements, instruments, leases, or licenses is now or expects in the future to be in violation of, or in default with respect to complying with, any material provision thereof, and each contract, agreement, instrument, lease, or license is in full force and constitutes the legal, valid, and binding obligation of the parties and is enforceable in accordance with its terms.

    (d) Each supply, distribution, agency, financing, or other arrangement or understanding is a valid and continuing arrangement or understanding; neither Fix-Cor, nor any other party to any arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of that arrangement or understanding; and the execution, delivery, and performance of this Agreement will not prejudice any of those arrangements or understandings in any way.

    (e) Fix-Cor enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. Fix-Cor is not a party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had, or to the knowledge of Fix-Cor or Stockholder may in the future have, a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Cor.

    Fix-Cor has not engaged nor is it engaging in, nor does it intend to engage in any transaction with any Stockholder, any director, officer, or employee of Fix-Cor, any relative or affiliate of any Stockholder or of any director, officer, or employee, or any other corporation or enterprise in which any Stockholder, any director, officer, or employee, or any relative or affiliate then had or now has a 5 percent [5 %] or greater equity or voting or other substantial interest, other than contracts and agreements listed and so specified in Exhibit D.

    Fix-Cor is not in violation or breach of, or in default with respect to any term of its certificate of incorporation (or other charter document) or Bylaws.

Section 1.08  Questionable Payments

    Neither Fix-Cor, nor any director, officer, agent, employee, or other person associated with or acting on behalf of Fix-Cor, nor any Stockholder has, directly or indirectly:

    (a) Used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

    (b) Made any unlawful payment to foreign or domestic government officials or employees, or to foreign or domestic political parties or campaigns, from corporate funds;

    (c)  Violated any provision of the Foreign Corrupt Practices Act of 1977;

    (d) Established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

    (e)  Made any false or fictitious entry on the books or records of Fix-Cor;

    (f) Made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment;


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

    (g) Given any favor or gift which is not deductible for federal income tax purposes; or

    (h) Made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

Section 1.09 Authority to Sell

    (a) Fix-Cor and Stockholder have all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Fix-Cor have been duly taken to authorize the execution, delivery, and performance of this Agreement by Fix-Cor. This Agreement has been duly authorized, executed, and delivered by Fix-Cor, and it has been duly executed and delivered by Stockholder, and this Agreement constitutes the legal, valid, and binding obligation of Fix-Cor and Stockholder, and is enforceable in accordance with its terms.

    (b) No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Fix-Cor, or by Stockholder for the execution, delivery, or performance of this Agreement by Fix-Cor and Stockholder. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Fix-Cor or Stockholder is a party, or to which any of its or his properties or assets are subject, is required for the execution, delivery, or performance of this Agreement; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or By-laws of Fix-Cor, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Fix-Cor or any Stockholder, or to which any of its or his operations, business, properties, or assets are subject. Upon the Closing, Purchaser will pass to Fix-Cor good and marketable title in fee simple absolute to all the real properties and good title to all other properties and assets used in the business of Fix-Cor (except real and other properties and assets held pursuant to leases or permanent easements described in Exhibits B and C), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except those listed in Exhibit
D).

Section 1.10  Nondistributive Intent

    Stockholder is acquiring the shares of Purchaser Common Stock to be issued hereunder for his own account for investment and not with a view to the distribution thereof. Stockholder will not sell or otherwise dispose of those shares (whether pursuant to a liquidating dividend or otherwise) for at least two years and then, only when such sale shall become eligible for an exemption from registration. The certificate or certificates representing the shares will contain a legend to the foregoing effect. By virtue of its position, Stockholder has access to the kind of


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

financial and other information about the Purchaser as would be contained in a registration statement filed under the Securities Act of 1933. Stockholder understands that he cannot sell or otherwise dispose of the shares for at least two years and, after two years, Stockholder must still procure an exemption from the registration provisions of the Securities Act of 1933.

Section 1.11  Completeness of Disclosure

    No representation or warranty by Fix-Cor or Stockholder in this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements made herein not misleading.

II. Representations and Warranties of Purchaser: Purchaser represents and warrants to Fix-Cor and Stockholder as follows:

Section 2.01  Organization

    Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease, license, and use its properties and assets, and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

Section 2.02  Validity of Shares

    The shares of Purchaser Common Stock delivered to Stockholder pursuant to this Agreement are validly authorized, validly issued, fully paid, and subject to any liability imposed by Section 630 of the New York Business Corporation Law nonassessable.

Section 2.03  Authority to Buy

    Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Purchaser. This Agreement has been duly authorized, executed, and delivered by the Purchaser. This Agreement further constitutes the legal, valid, and binding obligation of the Purchaser and is enforceable in accordance with its terms.

III. Exchange

Section 3.01  Terms of Exchange

     On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

     (a) Purchaser shall sell, assign, transfer, and convey as a going concern to Fix-Cor at the Closing all properties and assets of the business formerly known as Quantum Chemical


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

Company at the date of the Closing of every kind and nature whatsoever, including the names, trademarks, contractual rights, books and records and business and goodwill of the business formerly known as Quantum Chemical Company; and, in consideration therefor, Purchaser shall:

    (i) Deliver at the Closing to Stockholder, a stock certificate registered in his name for the equivalent of six million dollars worth of Purchaser's Stock, determined to be 8,000,000 shares, and

    (ii) Purchaser shall assume at the Closing all obligations and liabilities of a certain loan agreement tided Loan and Security Agreement, previously executed by Stockholder whose signature appears thereon as a party personally liable and responsible for the obligations contained therein, and Purchaser shall further indemnify and hold Stockholder harmless from the obligations contained therein.

    (b) Except as set forth in Section 3.01(a)(ii), neither the Stockholder nor Fix-Cor shall assume or be responsible for any obligation or liability of Quantum Chemical Company of any nature, accrued or contingent.

    (c) With respect to any properties or assets sold hereunder that cannot be physically delivered to Fix-Cor because they are in the possession of third parties or otherwise, Purchaser shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Fix-Cor, that all right, title, and interest therein have been vested in Fix-Cor, and that the same are to be held for Fix-Cor's exclusive use and benefit.

Section 3.02  Closing

    (a) The closing of the transaction contemplated by Sections 3.01(a)(i) and 3.01(a)(ii) shall take place at the offices of Fix-Corp International, 27040 Cedar Road - Suite 218, Beachwood, Ohio 44122, at :00 _.M., local time, on
[   , 19  ].  The closing of the transaction contemplated by Sections 3.01(a)(i)
and 3.01(a)(ii) is herein called the "Closing."

Section 3.03  Transactions at Closing

    (a)  The following transactions shall take place at the Closing

    (1) Fix-Cor shall deliver to Purchaser all such documents representing all the outstanding shares of capital stock of Fix-Cor.

    (b) Purchaser shall deliver to Stockholder a stock certificate registered in Stockholders name for six million dollars ($6,000,000) worth of shares of Purchaser Common Stock, and all said shares shall bear a Restrictive Legend, stating that these shares are not registered and that these shares are being exchanged pursuant to the Private Offering Exemption, under Section 4(2) of the Securities Act of 1933.


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

    (c) Purchaser shall deliver to Stockholder an instrument of assumption of the obligations and liabilities of Stockholder which Purchaser has agreed to assume pursuant to Section 3.01(a)(ii).

    (d) Purchaser shall deliver to Fix-Cor an undertaking to transfer the title of all properties held by Purchaser to Fix-Cor, immediately upon payment of all incumbent indebtedness or upon the transition to permanent financing of said properties, whichever should occur first in time.

Section 3.04  Right of Purchaser to Withhold Future Payments

    (a) If, prior to the time all shares of Purchaser's Common Stock are delivered pursuant to Section 3.01(a)(i), Purchaser has learned of a breach of any representation, warranty, covenant, or agreement of Fix-Cor or Stockholder contained in this Agreement, Purchaser, in its discretion by written notice to Stockholder, can deduct from the number of shares of Purchaser's Common Stock otherwise deliverable by Purchaser, a number of shares whose aggregate value is equal to the aggregate of

    (i)  the amount necessary to cure or make whole that breach; and

    (ii) the amount of losses, deficiencies, damages, and legal and other expenses (including legal fees and expenses of attorneys chosen by any Indemnitee) incurred or demonstrably in prospect of being incurred by any Indemnitee in connection with claims, suits, actions, proceedings (formal or informal), investigations, judgments, or settlements as a result of, or to remedy a situation or circumstance caused by, the breach.

    (b) Shares of Purchaser's Common Stock shall be valued for purposes of this Section 3.04 as follows:

    (i) If shares of Purchaser Common Stock are traded on a national securities exchange, at the average closing price per share during the period commencing 40 days prior to the date of the Closing and ending 10 days prior to the date of the Closing ("Valuation Period") on the principal securities exchange on which those shares are traded.

    (ii) If the shares are traded in the over-the-counter market, at the average closing asked price per share during the Valuation Period.

    (c) If no public market exists for Purchaser Common Stock, at a price equal to the fair market value per share of the shares, as determined by an independent appraiser selected by the Purchaser.

IV. Conditions to Obligations of Purchaser

    The obligations of Purchaser under this Agreement are subject, at the option of Purchaser to the following conditions:


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

Section 4.01  Accuracy of Representations and Compliance With Conditions

    (a) All representations and warranties of Fix-Cor and Stockholder contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing, as though the representations and warranties were then made in exactly the same language by Fix-Cor or Stockholder and regardless of knowledge or lack thereof on the part of Fix-Cor or Stockholder or changes beyond its or his control; as of the Closing, Fix-Cor and Stockholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before that time by this Agreement; and Purchaser shall have received certificates signed by the chief executive officer of Fix-Cor and by Stockholder dated the date of the Closing to that effect, substantially in the form of Exhibits I and J, respectively.

Section 4.02  Opinion of Counsel

    (a) Fix-Cor and Stockholder shall have delivered to Purchaser on the date this Agreement is executed and on the date of the Closing the opinion of counsel to Fix-Cor and Stockholder, dated as of those dates, in form and substance satisfactory to counsel for the Purchaser, that:

    (1) Fix-Cor is a corporation validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and to carry on the business in which it is now engaged.

    (b) Fix-Cor is duly qualified to transact the business in which it is engaged and is in the process of applying for good standing as a foreign corporation in the Ohio. Furthermore, Ohio is the only jurisdiction in which the real or personal property owned or leased, or business conducted by the former Quantum Chemical Company is material to the operations of its plastics recycling business taken as a whole.

    (c) The authorized and outstanding capital stock of Fix-Cor is as set forth in Section 1.02 of this Agreement; and all outstanding shares of capital stock of Fix-Cor are validly authorized and issued, fully paid, and nonassessable.

    (d) All necessary corporate proceedings of Fix-Cor have been duly taken to authorize the execution, delivery. and performance of this Agreement by Fix-Cor and the consummation of the transactions contemplated by this Agreement.

    (f) Fix-Cor has corporate power and authority to execute, deliver, and perform this Agreement, and the Stockholder has power and authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, executed, and delivered by Fix-Cor, and this Agreement has been duly executed and delivered by Stockholder, and this Agreement constitutes the legal, valid, and binding obligation of Fix-Cor and Stockholder, and (subject to


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

applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights) is enforceable as to Fix-Cor and Stockholder in accordance with its terms.

    (g) The execution, delivery, and performance of this Agreement will not violate or result in a breach of any term of Fix-Cor's certificate of incorporation (or other charter document) or of Fix-Cor's by-laws; and the execution, delivery, and performance of this Agreement by Fix-Cor and Stockholder will not violate, result in a breech of, or constitute a default under any term of any of the following agreements: Loan and Security Agreement with Gordon Brothers Capital Corporation, and the Purchase and Sale Agreement with Quantum Chemical Corporation.

    (h) After reasonable investigation, counsel has no actual knowledge of any consent of, or declaration or filing with, any governmental authority which is required of Fix-Cor for execution or performance of this Agreement by Fix-Cor.

    (i) After reasonable investigation, such counsel has no actual knowledge of any action, suit, or proceeding pending or threatened against Fix-Cor at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that

    (i) Can reasonably be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets, or in the condition, financial or otherwise, of Fix-Cor, or

    (ii) Seeks to prohibit or otherwise challenge the consummation of the transaction contemplated by this Agreement.

Section 4.03  Accountants' Letter

    (a) Fix-Cor and Stockholder shall deliver to the Purchaser on the date of Closing, a letter from a Certified Public Accountant addressed to Purchaser in form and substance satisfactory to Purchaser, stating, in effect:

    (1) They are, and during the period covered by their report relating to the financial statements referred to in Section 1.03 they were, certified public accountants with respect to Fix-Cor.

    (2) On the basis of procedures (but not an examination made in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited consolidated interim financial statements of Fix-Cor (with an indication of the date of the latest available unaudited interim financial statements), a reading of the latest available minutes of the stockholders and Boards of Directors of Fix-Cor, inquiries to certain officers and other employees of Fix-Cor responsible for financial and accounting matters, and other specified procedures and inquiries, nothing has come to their attention that caused them to believe that

    (i) There was any change in the capital stock or debt of Fix-Cor or any decrease in the net current assets or stockholders' equity of Fix-Cor as of the date of the latest available consolidated monthly financial statements of Fix-Cor or as of a specified date not more than five business days prior to the date of that letter, each as compared with the amounts shown in the Last Balance Sheet, other than as disclosed in this Agreement or any change or decrease (which shall be set forth in that letter) which the Purchaser in its sole discretion shall accept, or

Section 4.04  Review of Proceedings

    (a) All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the Purchaser, and Fix-Cor and Stockholder shall have furnished that counsel those documents counsel may have reasonably requested for the purpose of enabling him to pass upon such matters.

Section 4.05  Legal Action

    (a) There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transaction contemplated by this Agreement, or to obtain substantial damages with respect thereto.

    (b) There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transaction contemplated by this Agreement by any federal, state, local, or other governmental authority, or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of Purchaser,

    (i)  Makes any of the transactions contemplated by this Agreement illegal,

    (ii) Results in a delay in the ability of Purchaser to consummate the transaction contemplated by this Agreement,

    (iii)Imposes material limitations on the ability of Purchaser to effectively to exercise full rights of ownership with respect to the properties and assets purported to be sold pursuant to this Agreement, or

    (iv) Otherwise prohibits, restricts, or delays consummation of the transaction contemplated by this Agreement, or impairs the contemplated benefits to Purchaser of the transaction contemplated by this Agreement.

Section 4.06  Title Insurance

    (a) Purchaser shall have received, at or prior to the Closing, a commitment for title insurance by a title insurance company or companies designated by the Purchaser to issue an American Land Title Association Owner's Policy Form B-1976 (or a policy Purchaser considers its equivalent), and, if requested by Purchaser, a current survey certified to Purchaser and to that title insurance company showing all improvements, rights-of-way, and easements and no encroachments, all at Purchaser's expense, with respect to the real property owned by Purchaser, that commitment to show to the satisfaction of Fix-Cor that immediately prior to the time of the Closing, Purchaser had good and marketable title in fee simple absolute to the real property, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except those listed in Exhibit _).

Section 4.07  Release of Guarantee

    (a) In so far as Purchaser is concerned and, by inference, in so far as the stockholders of Purchaser are concerned (but not with regard to any third-party lender), Stockholder shall be released at or prior to the Closing from the guarantee of an obligation of Purchaser listed in Exhibit _ and, if any suit or action of any kind should be initiated by any officer or stockholder of Purchaser against Stockholder, the Purchaser shall defend Stockholder and hold Stockholder harmless from any ensuing litigation which should arise, including all attorney fees.

V.  Conditions to Obligations of Fix-Cor and Stockholder

    The obligations of Purchaser under this Agreement are subject, at the option of Fix-Cor and Stockholder, to the following conditions:

Section 5.01  Accuracy of Representations and Compliance With Conditions

    (a) All representations and warranties of Purchaser contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing, as though the representations and warranties were then made in exactly the same language by Purchaser and regardless of knowledge or lack thereof on the part of Purchaser or changes beyond its control; as of the Closing, Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before that time by this Agreement; and Fix-Cor and Stockholder shall have received written assurances signed by an authorized executive officer of Purchaser dated the date of the Closing to that effect.

Section 5.02  Review of Proceedings

    (a) All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Fix-Cor and Stockholder, and Purchaser shall have furnished that counsel those documents counsel may have reasonably requested for the purpose of enabling him to pass upon such matters.

5.03     Legal Action

    (a) There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transaction contemplated by this Agreement, or to obtain substantial damages with respect thereto.

    (b) There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transaction contemplated by this Agreement by any federal, state, local, or other governmental authority, or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of Purchaser,

    (i)   Makes any of the transactions contemplated by this Agreement illegal,

    (ii) Results in a delay in the ability of Fix-Cor and Stockholder to consummate the transaction contemplated by this Agreement,

    (iii) Imposes material limitations on the ability of Purchaser to effectively to exercise full rights of ownership with respect to the properties and assets purported to be transferred pursuant to this Agreement, or

    (iv) Otherwise prohibits, restricts, or delays consummation of the transaction contemplated by this Agreement, or impairs the contemplated benefits to Fix-Cor and Stockholder of the transaction contemplated by this Agreement.

VI. Covenants and Agreements of Fix-Cor and Stockholder

    Acquired Corporation and Stockholders covenant and agree as follows:

Section 6.01  Access

    (a) Fix-Cor will afford the officers, employees, attorneys, agents, investment bankers, accountants, and other representatives of Purchaser free and full access to the plants, properties, books, and records of Fix-Cor, and will permit them to make extracts from and copies of such books and records, and will, from time to time, furnish Purchaser with additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Cor that Purchaser from time to time may request. Fix-Cor will cause its independent certified public accountants to make available to Purchaser and its independent certified public accountants the work papers relating to the audits of Fix-Cor.

Section 6.02  Conduct of Business

    (a) Fix-Cor will conduct their affairs so that at the Closing no representation or warranty of Fix-Cor will be inaccurate, no covenant or agreement of Fix-Cor will he breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Fix-Cor. Except as otherwise requested by Purchaser in writing, until the Closing or the earlier rightful termination of this Agreement, Fix-Cor will use its best efforts to preserve the business operations of the former Quantum Chemical Company intact, and to the extent feasible (given the fact that the plant did not operate for approximately one year) keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the former Quantum Chemical Company, and to preserve the goodwill of their suppliers, customers, and others having business relations with any of them. Until the Closing or earlier rightful termination of this Agreement, Fix-Cor will conduct the business and operations of the former Quantum Chemical Company, in all respects, only in the ordinary course.

Section 6.03  Advise of Changes

    (a) Until the Closing or the earlier rightful termination of this Agreement, Fix-Cor and Stockholder will immediately advise Purchaser, in a detailed written notice, of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (a) (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, (b) (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make that performance materially more difficult than in the absence of that fact or occurrence, or (c) (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

Section 6.04  Confidentiality

    (a) Fix-Cor shall insure that all confidential information which it has acquired directly or indirectly through Quantum Chemical Company, or through any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants, or any former employees, attorneys, agents, investment bankers, or accountants of Quantum Chemical Company, or any of its attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Cor shall not be published, disclosed, except as required in duly issued reports to stockholders, or made accessible by any of them to any other person or entity at any time or used by any of them except for the benefit of Purchaser.

Section 6.05  Public Statements

    (a) Before Fix-Cor releases any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Fix-Cor shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comments, and shall not release any information without the written consent of Purchaser. Nothing contained herein shall prevent Fix-

Cor or Stockholder from furnishing any information to any governmental authority if required to do so by law.

VII.  Covenants and Agreements of Purchaser

    Purchaser covenants and agrees as follows.

Section 7.01  Conduct of Business

    (a) Purchaser will conduct its affairs so that at the Closing no representation or warranty of Purchaser will be inaccurate, no covenant or agreement of Purchaser will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Purchaser. Except as otherwise requested by Fix-Cor in writing, until the Closing or the earlier rightful termination of this Agreement, Purchaser will use its best efforts to preserve the business operations of its company and preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Purchaser's business, in all respects, only in the ordinary course.

Section 7.02  Advise of Changes

    (a) Until the Closing or the earlier rightful termination of this Agreement, Purchaser will immediately advise Fix-Cor and Stockholder, in a detailed written notice, of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (a) (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, (b) (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make that performance materially more difficult than in the absence of that fact or occurrence, or (c) (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

Section 7.03  Confidentiality

    (a) Purchaser shall insure that all confidential information which it has acquired directly or indirectly or may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Purchaser shall not be published, disclosed, except as required in duly issued reports to stockholders, or made accessible by any of them to any other person or entity at any time or used by any of them except for the benefit of Fix-Cor and Stockholder.

Section 7.04  Public Statements

    (a) Before Purchaser releases any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Purchaser shall cooperate with Fix-Cor, shall furnish drafts of all documents or proposed oral statements to Fix-Cor for comments, and shall not release any information without the written consent of Fix-Cor. Nothing contained herein shall prevent Purchaser from furnishing any information to any governmental authority if required to do so by law.

VIII. Miscellaneous

Section 8.01  Brokerage Fees

    (a) If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of the transaction contemplated by this Agreement, Fix-Cor and Stockholder shall indemnify and hold harmless the Purchaser against and in respect of any and all claims, suits, actions, and proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal fees and expenses of attorneys chosen by any Indemnitee) as and when incurred arising out of or based upon that claim by that person, and Fix-Cor and Stockholder shall, at their sole expense, defend any and all suits, actions, proceedings (formal or informal), or investigations involving the claim that may at any time be brought against any Indemnitee and satisfy promptly any settlement or judgment arising therefrom; but, if Fix-Cor and Stockholder fail to defend that suit, action, proceeding, or investigation in a timely manner, Purchaser or any Indemnitee made a defendant therein or a party thereto shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto, as it or he may reasonably deem appropriate, at the cost and expense of Fix-Cor and Stockholder. If, however, it is ultimately determined in any suit, action, or proceeding (in which Purchaser and all Indemnitees made a defendant therein or a party thereto were afforded the opportunity to have their counsel participate in the defense) that Purchaser or any Indemnitee made a defendant therein or a party thereto was the sole employer of the broker or finder, or services were performed solely for Purchaser or any Indemnitee made a defendant therein or a party thereto, then Fix-Cor and Stockholder shall not be responsible under this Section 8.01 and amounts theretofore paid by them by reason of this Section 8.01 shall be reimbursed by Purchaser or the Indemnitee, as the case may be, who was the sole employer.

Section 8.02  Further Actions

    (a) At any time and from time to time, each party agrees, at its or his expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 8.03  Availability of Equitable Remedies

    Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining the breach or threatened breach and to specific performance of any provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

8.04  Survival

    (a) The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and any delivery of shares of Purchaser's Common Stock by Purchaser, irrespective of any investigation made by or on behalf of any party.

8.05  Modification

    (a) This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 8.04), supersede all existing agreements among them concerning the subject matter, and may be modified only by a written instrument duly executed by each party with the approval of the Board of Directors of each corporate party.

Section 8.06  Notices

    (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States, or delivered against receipt to the party to whom it is to be given at the address of that party set forth in the preamble to this Agreement (or to another address the party shall have furnished in writing in accordance with the provisions of this Section 8.07) with a copy to each of the other parties hereto. Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this
Section 8.07. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof.

Section 8.07  Waiver

    (a) Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving patty.

Section 8.08  Binding Effect

    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of Stockholder, Purchaser, and Fix-Cor, and their respective successors and assigns, and each Stockholder, and his assigns, heirs, and personal representatives.

Section 8.09  No Third-Party Beneficiaries

    (a) This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 8.10  Separability

    (a) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 8.11  Headings

    (a) The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.14  Counterparts; Governing Law

    (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of laws.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date (or dates) set forth below.

Purchaser                              Fix-Cor Industries, Inc.

-----------------------------------    -------------------------------------
By:       Sherry Durst                 By:
Title:    Assistant Secretary          Title:     President

Dated:          4-16-97                Dated:            4-16-97
      -----------------------------          -------------------------------

Stockholder

-----------------------------------
Mark Fixler

Dated:        4-16-97
      -----------------------------

                                    NOTARY PUBLIC

    SUBSCRIBED AND SWORN TO before me, __________________, a duly licensed officer of the Court and administer of oaths, by Mark Fixler, Sherry Durst and Gary DeLorentis, all of whom were personally identified and all of whom further averred that their signatures above have been duly authorized by their respective corporate bodies and said signatures appear hereon by each party's own free will.


                             --------------------------------------------------
                             My Commission Expires
                                                  -----------------------------